UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PROMETHEUS BIOSCIENCES, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed on May 16, 2023 (the “Definitive Proxy Statement”), by Prometheus Biosciences, Inc., a Delaware corporation (the “Company” or “Prometheus”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

EXPLANATORY NOTE

As previously disclosed, the Company, Merck & Co., Inc., a New Jersey corporation (“Merck”), and Splash Merger Sub, Inc. a Delaware corporation and a direct wholly owned subsidiary of Merck (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of April 15, 2023 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Merck (the “Merger”). On May 16, 2023, the Company filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on June 15, 2023 (the “Special Meeting”).

As of the filing of this Supplement, four lawsuits have been filed by purported stockholders of the Company relating to the Merger: Elaine Wang v. Prometheus Biosciences, Inc., et al., No. 23-cv-03875 (S.D.N.Y. May 9, 2023) (the “Wang Action”); Ryan O’Dell v. Prometheus Biosciences, Inc., et al., No. 23-cv-3862 (S.D.N.Y. May 9, 2023) (the “O’Dell Action”); Christopher Scott v. Prometheus Biosciences, Inc., et al., No. 23-cv-00563 (D. Del. May 22, 2023) (the “Scott Action”); and Robert Williams v. Prometheus Biosciences, Inc., et al., No. 23-cv-04264 (S.D.N.Y. May 23, 2023) (the “Williams Action” and, together with the Wang Action, the O’Dell Action and the Scott Action, the “Actions”). The Actions name as defendants the Company and the Company’s board of directors. The Wang Action and O’Dell Action allege, among other things, that the Preliminary Proxy Statement on Schedule 14A of the Company filed on April 28, 2023 (the “Preliminary Proxy Statement”) omits material information with respect to the Merger, rendering the Preliminary Proxy Statement false and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act. The Scott Action and the Williams Action allege similar disclosure deficiencies with respect to the Definitive Proxy Statement. The Actions seek, among other relief, an order enjoining the Merger or rescission if the Merger is consummated. In addition, as of the date of this Supplement, eight purported stockholders sent letters to the Company alleging similar deficiencies in the Definitive Proxy Statement, or, in some cases, the Preliminary Proxy Statement, as those noted in the above-referenced Actions (collectively, the “Demand Letters”). The Company believes that the claims in the Actions and Demand Letters are without merit and intends to vigorously defend against them.

The Company vigorously denies that the Preliminary Proxy Statement or the Definitive Proxy Statement is deficient in any respect. The Company believes that the claims asserted in the Actions and Demand Letters are without merit and no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws. However, solely to moot the unmeritorious disclosure claims and minimize the risk, costs, burden, nuisance and uncertainties inherent in litigation, the Company hereby supplements the disclosures contained in the Definitive Proxy Statement (the “Supplemental Disclosures”). Nothing in this Supplement will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the disclosures set forth herein. The Supplemental Disclosures are set forth below and should be read in conjunction with the Definitive Proxy Statement.

Supplemental Disclosures to the Definitive Proxy Statement

This Supplement should be read in conjunction with the Definitive Proxy Statement, which you are urged to read in its entirety. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the complaints described above that any additional disclosure was or is required. The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Paragraph and page references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from this Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Unless stated otherwise, new text is bolded, italicized and underlined and deleted text is bolded, italicized and denoted with a strikethrough to highlight the supplemental information being provided to you.

On page 55 of the Definitive Proxy Statement, the second full paragraph on the page in the section entitled “Summary of Centerview Financial Analysis—Discounted Cash Flow Analysis” is amended as follows:

In performing this analysis, Centerview calculated a range of per Company Share equity values by (a) discounting to present value as of March 31, 2023 using discount rates ranging from 12.0% to 13.5% (reflecting Centerview’s analysis of Prometheus’ weighted average cost of capital and based on other considerations that Centerview deemed relevant in its professional judgment and experience) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of Prometheus over the period beginning April 1, 2023 and ending on December 31, 2044, utilized by Centerview as set forth in Unaudited Prospective Financial Information, (ii) an implied terminal value of Prometheus, calculated by Centerview by assuming, based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, that unlevered free cash flows would decline in perpetuity after December 31, 2044 at a rate of free cash flow decline of 50% year over year (except for platform, overhead general and administrative and unallocated research and development), (iii) tax savings from usage of Prometheus’ estimated federal net operating losses of approximately $164 million as of December 31, 2022 and estimated future losses, as reflected in the Unaudited Prospective Financial Information, (b) adding to the foregoing results Prometheus’ net estimated cash and cash equivalents of $715 million as of March 31, 2023, as provided by Prometheus management, and (c) subtracting from the foregoing results the present value of the impact of assumed equity raises of $500 million in 2025 and $400 million in 2026, as set forth in the Unaudited Prospective Financial Information. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding Company Shares ranging from 53.8 million to 54.0 million, based on the derived implied equity values per share (calculated using the treasury stock method, based on capitalization information provided by the management of the Company) ~~determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options and restricted stock units)~~ as of April 13, 2023, based on the Unaudited Prospective Financial Information, resulting in a range of implied equity values per Company Share of $128.60 to $152.35 rounded to the nearest $0.05. Centerview then compared the results of the above analysis to the $200.00 per Company Share value of the Merger Consideration to be paid to the holders of Company Shares (other than Excluded Shares) pursuant to the Merger Agreement.

On pages 55 and 56 of the Definitive Proxy Statement, the first full paragraph on the page in the section entitled “Other Factors” is amended as follows:

Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:

•

Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of the Company Shares during the 52-week period ended April 14, 2023 (the last trading day before the public announcement of the Merger), which reflected low and high stock closing prices for Prometheus during such period of approximately $22.39 to $126.29 per Company Share, rounded to the nearest $0.01.

•

Analyst Price Target Analysis. Centerview reviewed stock price targets for the Company Shares in recently published, publicly available Wall Street research analyst reports as of April 14, 2023 (the last trading day before the public announcement of the Merger), which indicated low and high stock price targets for Prometheus ranging from $138.00 to $225.00 per Company Share and a median of $155.00 per Company Share.

•

Premiums Paid Analysis. Centerview performed an analysis of premiums paid in selected transactions of a comparable size since 2015 involving publicly traded biopharmaceutical companies as set forth in the table below for which premium data were available. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction (excluding any contingent consideration) to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction and the median of the premiums was 62%. Based on such analysis and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 50% to 80% to Prometheus’ closing stock price on April 14, 2023 (the last trading day before the public announcement of the Merger) of $114.01, which resulted in an implied price range of approximately $171.00 to $205.20 per Company Share, rounded to the nearest $0.05.

Selected Transactions:

Date Annc.	Target	Acquiror	Transaction Value ($ in billions)	Premium to 1-D Unaff. (%)
5/10/22	Biohaven Pharmaceutical Holding Co. Ltd.	Pfizer Inc.	12.5	83
12/14/21	Vifor Pharma Ltd.	CSL Limited	15.9	61
9/30/21	Acceleron Pharma Inc.	Merck & Co., Inc.	10.9	36
2/3/21	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	6.7	50
10/5/20	MyoKardia, Inc.	Bristol-Myers Squibb Co.	12.2	61
11/25/19	The Medicines Co.	Novartis AG	9.4	45
6/17/19	Array BioPharma Inc.	Pfizer Inc.	11.4	62
1/7/19	Loxo Oncology, Inc.	Eli Lilly and Company	7.3	68
4/9/18	AveXis, Inc.	Novartis AG	8.1	88
1/22/18	Bioverativ Inc.	Sanofi	11.4	64
1/22/18	Juno Therapeutics, Inc.	Celgene Corp.	10.0	91
8/28/17	Kite Pharma, Inc.	Gilead Sciences, Inc.	11.2	29
8/22/16	Medivation, Inc.	Pfizer Inc.	14.0	118
7/14/15	Receptos, Inc.	Celgene Corp.	7.2	45
5/6/15	Synageva BioPharma Corp.	Alexion Pharmaceuticals, Inc.	8.2	136

On page 59 of the Definitive Proxy Statement, the fourth full paragraph on the page in the section entitled “Summary of Financial Analyses” is amended as follows:

Illustrative Discounted Cash Flow Analysis. Using the Unaudited Prospective Financial Information, Goldman Sachs performed an illustrative discounted cash flow analysis on Prometheus to derive a range of illustrative present values per Company Share. Using the mid-year convention for discounting cash flows and discount rates ranging from 11.5% to 13.5%, reflecting estimates of Prometheus’ weighted average cost of capital (“WACC”), Goldman Sachs discounted to present value as of March 31, 2023 (i) estimates of unlevered free cash flow for Prometheus for the second, third and fourth quarters of fiscal year 2023 through the fiscal year ending December 31, 2044 as reflected in the Unaudited Prospective Financial Information and (ii) a range of illustrative terminal values for Prometheus, which were calculated by applying perpetuity growth rates ranging from 0.0% to 2.0% to a terminal year estimate of $310 million of ~~the~~ unlevered free cash flow to be generated by Prometheus, as reflected in the Unaudited Prospective Financial Information. In addition, using a mid-year convention and discount rate of 11.5% to 13.5%, reflecting an estimate of Prometheus’ WACC, Goldman Sachs discounted to present value as of March 31, 2023 the estimated benefits of Prometheus’ net operating losses (“NOLs”) of approximately $164 million as of December 31, 2022 and estimated future losses ~~for the second, third and fourth quarters of fiscal year 2023 through fiscal year 2044~~ as reflected in the Unaudited Prospective Financial Information. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Unaudited Prospective Financial Information and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Prometheus’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Prometheus, as well as certain financial metrics for the United States financial markets generally.

On page 59 of the Definitive Proxy Statement, the fifth full paragraph on the page in the section entitled “Summary of Financial Analyses—Illustrative Discounted Cash Flow Analysis” is amended as follows:

Goldman Sachs derived ranges of illustrative enterprise values for Prometheus by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived, ~~the amount of~~ Prometheus’ estimated net cash balance of $715 million as of March 31, 2023, and the net present value of the $500 million in financing with a 6% gross spread expected in 2025 and $400 million in financing with a 6% gross spread expected in 2026, as set forth in the Unaudited Prospective Financial Information and in each case, as provided by and approved for Goldman Sachs’ use by the management of Prometheus, to derive a range of illustrative equity values for Prometheus. Goldman Sachs then divided the range of illustrative equity values it derived by a number of fully diluted outstanding Company Shares ranging from 53.8 million to 54.0 million, based on the derived implied equity values per share (calculated using the treasury stock method, based on capitalization information provided by the management of the Company), as provided by and approved for Goldman Sachs’ use by the management of Prometheus, ~~using the treasury stock method,~~ to derive a range of illustrative present values per Company Share ranging from $129.78 to $161.59.

On page 60 of the Definitive Proxy Statement, the first two full paragraphs on the page in the section entitled “Summary of Financial Analyses” are amended as follows:

Premia Paid Analysis—Undisturbed Closing Stock Price. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for select transactions set forth in the table below announced in the 10 years preceding April 14, 2023 involving a public company in the biopharmaceutical industry based in the United States as the target where the disclosed enterprise values for the transaction were between $5 billion and $15 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 23 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 62% across the period. This analysis also indicated a 25th percentile premium of 48% and 75th percentile premium of 77% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 48% to 77% to the undisturbed closing price per Company Share of $114.01 as of April 14, 2021 and calculated a range of implied equity values per Company Share of $168.51 to $201.57.

Premia Paid Analysis—52-Week Intraday High Stock Price. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for select transactions set forth in the table below announced in the 10 years preceding April 14, 2023 involving a public company in the biopharmaceutical industry based in the United States as the target where the disclosed enterprise values for the transaction were between $5 billion and $15 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 23 transactions relative to the target’s 52-week intraday high price prior to announcement of the transaction. This analysis indicated a median premium of 28% across the period. This analysis also indicated a 25th percentile premium of 19% and 75th percentile premium of 56% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 19% to 56% to the 52-week intraday high per Company Share of $129.60 as of April 14, 2021 and calculated a range of implied equity values per Company Share of $154.28 to $202.51.

Selected Transactions:

				Premium to:
Announcement Date	Target	Acquiror	Enterprise Value ($ in billions)	Undisturbed (%)	52-Wk High (%)
8-Aug-22	Global Blood Therapeutics, Inc.	Pfizer Inc.	5.4	102	68
10-May-22	Biohaven Pharmaceutical Holding Co. Ltd.	Pfizer Inc.	12.1	79	(2)
14-Dec-21	Vifor Pharma Ltd.	CSL Limited	10.7	61	28
13-Dec-21	Arena Pharmaceuticals, Inc.	Pfizer Inc.	5.9	100	18
30-Sep-21	Acceleron Pharma Inc.	Merck & Co., Inc.	10.8	36	23
3-Feb-21	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	6.7	53	35

5-Oct-20	MyoKardia, Inc.	Bristol-Myers Squibb Co.	12.2	61	60
19-Aug-20	Momenta Pharmaceuticals, Inc.	Johnson & Johnson	6.0	70	32
24-Nov-19	The Medicines Co.	Novartis AG	10.3	0	45
17-Jun-19	Array BioPharma Inc.	Pfizer Inc.	11.4	62	61
9-Apr-18	AveXis, Inc.	Novartis AG	8.1	88	57
22-Jan-18	Juno Therapeutics, Inc.	Celgene Corp.	9.0	91	37
22-Jan-18	Bioverativ Inc.	Sanofi	11.2	64	61
7-Jan-19	Loxo Oncology, Inc.	Eli Lilly and Company	7.4	68	12
28-Aug-17	Kite Pharma, Inc.	Gilead Sciences, Inc.	11.1	29	26
9-Jan-17	ARIAD Pharmaceuticals, Inc.	Takeda Pharmaceutical Company Limited	5.2	75	66
22-Aug-16	Medivation, Inc.	Pfizer Inc.	14.0	118	20
16-May-16	Anacor Pharmaceuticals, Inc.	Pfizer Inc.	5.2	55	(37)
2-Nov-15	Dyax Corp.	Shire plc	6.2	35	22
14-Jul-15	Receptos, Inc.	Celgene Corp.	7.2	45	14
11-Jan-15	NPS Pharmaceuticals, Inc.	Shire plc	5.1	51	16
24-Aug-14	InterMune, Inc.	Roche Holdings, Inc.	8.0	63	55
25-Aug-13	Onyx Pharmaceuticals, Inc.	Amgen Inc.	9.7	44	23
75th Percentile				77	56
Median				62	28
25th Percentile				48	19

Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this Supplement include, but are not limited to, statements regarding the consummation of the transaction described above. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed Merger and the possibility that various closing conditions for the proposed Merger may not be satisfied or waived, and the ability to realize the benefits expected from the proposed Merger. The forward-looking statements in this Supplement are based on information available to Prometheus as of the date hereof, and Prometheus disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in Prometheus’ most recent Annual Report on Form 10-K, as amended, and in its other reports filed with the SEC. Prometheus’ SEC filings are available on the Investor Relations section of Prometheus’ website at https://ir.prometheusbiosciences.com/investor-relations and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed Merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Prometheus or the expected benefits of the proposed Merger or that the approval of Prometheus’ stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed Merger; (iii) the possibility that competing offers or acquisition proposals for Prometheus will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed Merger, including in circumstances which would require Prometheus to pay a termination fee or other expenses; and (vi) the effect of the announcement or pendency of the proposed Merger on Prometheus’ ability to retain and hire key personnel, or its operating results and business generally.

Additional Information

This Supplement may be deemed solicitation material in respect of the proposed acquisition of the Company. On May 16, 2023, Prometheus filed with the SEC a definitive proxy statement and has filed or may file with the SEC other relevant documents in connection with the proposed Merger. Investors of the Company are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety because they contain important information about the Company and the proposed Merger. Investors may obtain a free copy of these materials and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov and at the Company’s website at https://www.prometheusbiosciences.com.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed Merger is set forth in the Company’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed Merger is set forth in the definitive proxy statement and other relevant materials filed with the SEC.